Exhibit 23.1

Kost Forer Gabbay & Kasierer Menachem Begin 144, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-2-5622555 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 pertaining to the ReWalk Robotics Ltd. and its subsidiaries 2014 Incentive Compensation Plan of our report dated February 24, 2022, with respect to the consolidated financial statements of ReWalk Robotics Ltd. and its subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

KOST, FORER, GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel
September 6, 2022